Exhibit 99.1

Company Contact:	The Investor Relations Company	Renmark Financial Communications
Paul A. Brown, M.D., Chairman	Karl Plath or Brien Gately	Henri Perron
(561) 478-8770, Ext. 123	(847) 296-4200	(514) 939-3989

HearUSA REPORTS FIRST QUARTER AND PROVIDES GUIDANCE FOR THE
SECOND QUARTER

WEST PALM BEACH, Fla., May 10, 2004—HearUSA, Inc. (AMEX: EAR) today announced first quarter revenues of $16.9 million compared to $17.4 million for the comparable period last year. Losses for the first quarter were $1.6 million or $.05 per share compared to a net income of $201,000 or $.01 per share for the year ago prior period.

Paul A. Brown, M.D., Chairman of the Board of HearUSA, stated, “Unlike the first quarter of 2003, we did not benefit in the first quarter of 2004 from approximately $1.5 million in revenues from income of a special contract and an excess of undelivered hearing aids from the prior quarter. Although the first two months of 2004 were slow, revenues were especially strong, averaging over $1.5 million per week during the five week month of March. Marketing efforts for our contracted healthcare organizations which were delayed while the healthcare organizations reviewed how the new Medicare legislation affected their plans have now been implemented. We are expecting to see an increase in revenues from this part of business in the second quarter.”

Mr. Stephen Hansbrough, Chief Executive Officer, added “New Medicare legislation has prompted a number of our contracted healthcare providers to increase their hearing aid benefit, to add a benefit for a second hearing aid or to convert from a fee-for-service to a capitation program. We expect this to favorably impact our results in the second quarter. With the anticipated increase in revenues from our managed care marketing and the revenues from the recently announced contract with the Department of Veterans Affairs, we expect revenues in our 2004 second quarter to exceed revenues of the second quarter of 2003. Contracts have been signed with new healthcare providers which will become active in both mid-year 2004 and beginning 2005. So, not withstanding our difficult first quarter, we are expecting results to improve significantly as 2004 progresses.”

About HearUSA

HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail “self-pay” patients. The 156 centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Wisconsin, Minnesota, Missouri and Washington and the province of Ontario Canada. For additional information, click on “investor information” at HearUSA’s website www.hearusa.com.

This press release contains forward looking statements within the meaning of the Securities Litigation Reform Act of 1995, including our expectation of an increase in revenues from contracted healthcare organizations, the favorable effect of the Medicare legislation on our contracted healthcare providers, expected revenues from the recently announced contract with the Department of Veterans Affairs, our expectation that revenues in our 2004 second quarter will exceed revenues of the second quarter of 2003, and our expectation that results will improve significantly as 2004 progresses. Potential risks and uncertainties include such factors as the success of our marketing efforts to the healthcare provider beneficiaries, the successful initiation of the new contract with the Department of Veterans Affairs, changes in market conditions and other risks described in our Form 10-K filed with the Securities and Exchange Commission.

HearUSA, Inc.
Consolidated Balance Sheets

	March 27,	December 27,
	2004	2003
ASSETS
Current assets
Cash and cash equivalents	$2,612,164	$6,714,881
Investment securities	435,000	435,000
Accounts and notes receivable, less allowance for doubtful accounts of $418,309 and $490,881	6,117,695	6,539,149
Inventories	881,274	979,092
Prepaid expenses and other	948,328	1,115,393

Total current assets	10,994,461	15,783,515
Property and equipment, net	4,579,569	4,969,265
Goodwill	33,229,262	33,222,779
Intangibles assets, net	11,455,467	11,577,097
Deposits and other	658,971	630,694

	$60,917,730	$66,183,350

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,837,091	$6,750,234
Accrued expenses	2,417,548	2,492,094
Accrued salaries and other compensation	2,345,467	1,706,252
Current maturities of long-term debt	4,678,934	6,436,271
Dividends payable	505,958	728,699

Total current liabilities	14,784,998	18,113,550
Long-term debt	19,798,372	20,579,977
Commitments and contingencies	—	—
Convertible subordinated notes, net of debt discount of $6,928,411 and $7,423,596	571,589	76,404
Mandatorily redeemable convertible preferred stock	4,627,561	4,600,107

Stockholders’ equity
Preferred stock (Aggregate liquidation preference $2,330,000, $1 par, 5,000,000 shares authorized
Series H Junior Participating (0 shares outstanding)	—	—
Series J (233 shares outstanding)	233	233
1998 Convertible (0 shares outstanding)	—	—

Total preferred stock	233	233
Common stock: $.10 par; 50,000,000 shares authorized 29,912,930 and 29,528,432 shares issued	2,991,293	2,952,845
Stock subscription	(412,500)	(412,500)
Additional paid-in capital	120,195,853	120,226,050
Accumulated deficit	(100,117,660)	(98,501,791)
Accumulated other comprehensive income	963,132	1,033,616
Treasury stock, at cost: 523,662 and 523,662 common shares	(2,485,141)	(2,485,141)

Total stockholders’ equity	21,135,210	22,813,312

	$60,917,730	$66,183,350

HearUSA, Inc.
Consolidated Statements of Operations
Three Months Ended March 27, 2004 and March 29, 2003

	March 27,	March 29,
	2004	2003
Net revenues	$16,934,600	$17,411,728
Operating costs and expenses
Cost of products sold	4,990,482	4,816,239
Center operating expenses	9,142,814	8,415,702
General and administrative expenses	2,455,249	2,446,128
Depreciation and amortization	614,790	908,918

Total operating costs and expenses	17,203,335	16,586,987

Income (loss) from operations	(268,735)	824,741
Non-operating income (expense):
Interest income	3,857	4,218
Interest expense (including approximately $532,000 and $0 of non-cash debt discount amortization)	(1,173,272)	(522,885)

Income (loss) from continuing operations	(1,438,150)	306,074

Discontinued operations
Income (loss) from discontinued operations	—	43,478

Net income (loss)	(1,438,150)	349,552
Dividends on preferred stock	(177,719)	(148,324)

Net income (loss) applicable to common stockholders	$(1,615,869)	$201,228

Net income (loss) from continuing operations, including dividends on preferred stock, per common share — basic	$(0.05)	$0.01

Net income (loss) from continuing operations, including dividends on preferred stock, per common share — basic diluted	$(0.05)	$0.00

Net income (loss) applicable to common stockholders per common share — basic	$(0.05)	$0.01

Net income (loss) applicable to common stockholders per common share — diluted	$(0.05)	$0.00

Weighted average number of shares of common stock outstanding — basic	30,423,652	30,426,106

***